EXHIBIT A

SEI STRUCTURED CREDIT FUND, LP
c/o SEI Private Trust Company
One Freedom Valley Drive
Oaks, PA 19456

IF YOU DO NOT WANT TO SELL FUND INTERESTS
AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
THIS IS SOLELY A NOTIFICATION OF THE FUND'S TENDER OFFER.

December 12, 2014

Dear SEI Structured Credit Fund, LP Investor:

We are writing to inform you of important dates relating to a tender offer by the SEI Structured Credit Fund, LP (the "Fund"). IF YOU ARE NOT INTERESTED IN HAVING THE FUND REPURCHASE YOUR OUTSTANDING UNITS OF LIMITED PARTNERSHIP INTERESTS IN THE FUND (“INTERESTS”) OR A PORTION OF YOUR INTERESTS AS OF DECEMBER 16, 2014, PLEASE DISREGARD THIS NOTICE AND TAKE NO ACTION.

The tender offer period will begin on December 16, 2014, and end at 5:00 p.m., Eastern Time, on January 20, 2015, unless extended. The purpose of the tender offer is to provide liquidity to Investors holding Interests. Investors may present Interests for purchase only by tendering them during one of the Fund's announced tender offers.

If you wish to tender all or any portion of your Interests for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope. If you do not wish to tender all or any portion of your Interests, simply disregard this notice.

All tenders of Interests must be RECEIVED by the Fund, c/o SEI Private Trust Company (“SPTC”), Attention STAS Team, IN GOOD ORDER BEFORE 5:00 P.M., EASTERN TIME, ON JANUARY 20, 2015.  You may either (i) mail the Letter of Transmittal to the Fund, c/o SPTC, Attention: STAS Team, One Freedom Valley Drive, Oaks, PA 19456; or (ii) fax the Letter of Transmittal to the Fund at 610-676-1021 (if the investor chooses to fax the Letter of Transmittal, please deliver an original, executed copy promptly thereafter). You may confirm SPTC’s receipt of your Letter of Transmittal by calling your account services director.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your account services director.

Sincerely,

SEI STRUCTURED CREDIT FUND, LP